Exhibit 10.25

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 2nd day of May, 2024 (the “Effective Date”), by and between Bright Capital Asia Limited (the “Consultant”), and D & J Industries(Hong Kong) Company Limited (the “Company”) and/or its investment/holding vehicle(s) (together the “Client”) for the services stipulated hereunder.

WHEREAS,

I.	The Consultant is in the business of providing management consulting and advisory services and has the professional business and financial expertise and experience to assist the Company;

IL	The Consultant is offering its services as a consultant to the Company;

III.	The Company desires to retain the Consultant as an independent consultant; and

IV.	The parties agree that this Agreement reflects the entire understanding and agreements between the parties hereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.	Consulting Services. The Client hereby retains the Consultant as to the Client and the Consultant hereby accepts and agrees to be appointed. It is understood and agreed, and it is the express intention of the parties to this Agreement, that the Consultant is an independent contractor and not an employee of the Client for any purpose whatsoever. The Consultant shall have no authority to bind the Client or incur other obligations on behalf of the Client. The Consultant shall perform all duties and obligations as described and stipulated in Exhibit A hereto and agrees to be available at such times as may be scheduled by the Client. It is understood, however, that the Consultant will maintain the Consultant’s own business in addition to providing services to the Client. The Consultant agrees to promptly perform all services required of the Consultant hereunder in an efficient, professional, trustworthy and businesslike manner. A description of the Consultant’s services are attached hereto as Exhibit A and incorporated by reference herein. In such capacity, the Consultant will utilize only materials, reports, financial information or other documentation that is approved in writing or by verbal consent in advance by the Client.

It is acknowledged and agreed by the Client that the Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker-dealer within the meaning of applicable laws and ordinances in Hong Kong and the United States. It is further acknowledged and agreed by the Client that the consulting and advisory services to be provided by the Consultant to the Client hereunder are not being rendered in connection with the offer and sale of investment securities or investment contracts or capital raising activities.

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2.	Compensation. The Consultant will be retained as an independent contracting consultant for the Client. For services rendered hereunder, the Consultant shall receive a retainer of HK$940,000 (Hong Kong Dollars Nine Hundred and Forty Thousand) and become payable in the following:

a.	Initial fee payment of HK$200,000 (Hong Kong Dollars Two Hundred Thousand) will become due and to be paid upon signing this Agreement;
b.	Fee payment of HK$200,000 (Hong Kong Dollars Two Hundred Thousand) will become due and to be paid upon the completion of a prospective business plan prepared by the Consultant;
c.	Monthly fee payment of HK$35,000 (Hong Kong Dollars Thirty Five Thousand) will become due and to be paid on every month ending working day starting from the month following the month in which this Agreement is signed until 30 September 2024, during which period biweekly meetings, physical or digital, with the Client will be held; and
d.	Fee payment of HK$400,000 (Hong Kong Dollars Four Hundred Thousand) will become due and to be paid upon the completion of initial corporate structure review of the Company.

Banking information:
Bank:	HSBC
Bank Address:	l Queen’s Road Central, Hong Kong
SWIFT Code:	HSBCHKHHHKH
Account Name:	Bright Capital Asia Limited
Account Number:	023-813124-838

3.	Termination. After the first sixty (60) days following the Effective Date, either party may terminate this Agreement at any time with or without cause with 30 days written notice to the other party. Should the Consultant default in the performance of this Agreement or materially breach any of its provisions, the Client may, in its sole discretion, terminate this Agreement immediately upon written notice to the Consultant.

For the avoidance of doubt, any compensation due and payable to the Consultant by the Client shall not be refundable in case of termination of this Agreement.

4.	Confidentiality. The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates. The Consultant will not, during, the term of this Agreement or at any time thereafter, disclose, without the prior written consent or authorization of the Client, any such information identified by Client in writing as confidential information to any person, except to authorized representatives of the Consultant or its affiliates, for any reason or purpose whatsoever. The obligations of Consultant hereunder shall not apply to any information which (a) was in the public domain at the time it was disclosed to Consultant; (b) enters the public domain other than by breach of this Agreement by Consultant; (c) is known to Consultant at the time of its disclosure to Consultant by Client; (d) is disclosed to Consultant by a third party who has the right to do so; (e) is developed by Consultant independently of any disclosure by Client hereunder; (f) is disclosed by Client to a third party without the restrictions and obligations imposed upon Consultant by this Agreement; or (g) is not identified as material or considered proprietary or confidential at the time it is provided.

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The above shall not prohibit disclosures required by law or by the rules of any governmental or regulatory body or disclosures made for the purposes of pursuing any legitimate claims that the Client may have against the Consultant, or (as the case may be) the Consultant may have against the Client or any other persons / parties. The above shall also not prohibit the disclosure of any information that is now within the public domain, or which is obtained from a third party who is entitled to disclose it publicly, and shall cease to apply to any information which subsequently enters the public domain except as a result of a disclosure which is contrary of these provisions.

5.	Absence of Warranties and Representations. Each party hereto acknowledges that they have signed this Agreement without having relied upon or being induced by any agreement, warranty or representation of fact or opinion of any person not expressly set forth herein. All representations and warranties of either party contained herein shall survive its signing and delivery.

6.	Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The arbitration hearing shall be held in Hong Kong, at a location to be determined by the arbitrator. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

7.	Validity. If any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity enforceability of any other paragraph, sentence, term and provision hereof. To the extent required, any paragraph, sentence, term or provision of this Agreement may be modified by the parties hereto by written amendment to preserve its validity.

8.	Non-Disclosure of Terms. The terms of this Agreement shall be kept confidential, and no party, representative, attorney or family member shall reveal its contents to any third party except as required by law or as necessary to comply with law or preexisting contractual commitments.

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9.	Multiple Copies or Counterparts of Agreement. This Agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document. Further, this Agreement may be signed by the parties and copies hereto delivered to each party by way of facsimile transmission or email, and such facsimile or electronic copies shall be deemed original copies for all purposes if original copies of the parties’ signatures are not delivered.

10.	Other Engagements. The Client acknowledges that the Consultant is and will be acting as a consultant to other business enterprises seeking professional advisory and/or other services normally provided by the Consultant and agrees that the Consultant’s provision of services to such enterprises shall not constitute a breach hereof or of any duty owed to the Client by virtue of this Agreement.

11.	Waiver of Breach. Any waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

12.	Headings. Headings used throughout this Agreement are for reference and convenience and in no way define by presentation, limit or describe the scope or intent of this Agreement.

13.	Governing Laws. This Agreement shall be governed by the laws of Hong Kong Special Administrative Region.

14.	Waiver and Modification. Any waiver, alteration or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, from time-to-time, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

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Exhibit A

Description of Consulting Services

The Consultant agrees, to the extent reasonably required in the conduct of its business with the Client, to place at the disposal of the Client its judgment and experience and to provide business advisory services to the Client, including but not limited to, as follows:

(i)	review the Client’s business prospects and financial requirements;
(ii)	assess and advise on the Client’s business and corporate strategy;
(iii)	prepare and compile a prospective business plan which will cover the Client’s business description, development plan and financial information;
(iv)	assess, advise and explore the most expeditious route for the Client to become a multi-national company;
(v)	hold biweekly meeting, physical or digital, with the Client to ensure the group of companies is progressing according to plan and schedule;
(vi)	analyze and assess alternatives for the Client’s financial requirements; and
(vii)	provide general advice.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

CONSULTANT:	Bright Capital Asia Limited

By:
Name:	WONG Ting Yung
Title:	Director

CLIENT:	D & J Industries (Hong Kong) Company Limited

By:
Name:
Title:

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